Exhibit 99.1

FOR IMMEDIATE RELEASE

CONFERENCE CALL DETAILS ON PAGE TWO

AEGERION PHARMACEUTICALS ANNOUNCES

SECOND-QUARTER 2011 FINANCIAL RESULTS

Cambridge, MA, July 27, 2011—Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), an emerging biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat severe lipid disorders, announced its financial results and business highlights for the second-quarter ended June 30, 2011.

Financial Results and Outlook

For the quarter ended June 30, 2011, Aegerion reported a net loss attributable to common stockholders of $8.6 million, or $0.49 per share, compared with a net loss attributable to common stockholders of $3.0 million, or $1.78 per share for the same period in 2010. For the six months ended June 30, 2011, net loss attributable to common stockholders was $15.4 million, or $0.87 per share, compared with a net loss attributable to common stockholders of $4.7 million, or $2.77 per share for the same period in 2010. Cash and cash equivalents totaled approximately $87.5 million as of June 30, 2011 as compared to $2.1 million as of June 30, 2010.

Research and development expenses were $5.1 million for the quarter ended June 30, 2011, compared to $1.2 million for the same period in 2010. Research and development expenses were $8.4 million and $2.3 million for the six months ended June 30, 2011 and 2010, respectively. The increase in research and development expenses for both periods in 2011 was primarily related to the advancement of the Phase III clinical development program for our lead compound, lomitapide, as well as the advancement of the regulatory work and related preparations for the anticipated NDA and MAA filings in the second half of 2011.

General and administrative expenses were $3.2 million for the quarter ended June 30, 2011, compared with $0.7 million for the same period in 2010. For the six months ended June 30, 2011 and 2010, general and administrative expenses were $6.7 million and $1.7 million, respectively. These increases over 2010 for both the three and six month periods were primarily related to increases in headcount and related stock compensation costs, as well as the costs associated with operating as a public company.

Aegerion Q211 Earnings Page 2

Aegerion is revising full-year 2011 cash burn to be between $29.5 and $32.5 million. The increased burn rate reflects accelerated clinical development in pediatric HoFH and adult FC indications, an acceleration of our hiring plan to facilitate the anticipated commercial launch of lomitapide, and a ramp in internal infrastructure in preparation for anticipated ATU revenue generation in France.

The Company also announced that as of June 24, 2011 it was added to the Russell 2000® Index and Russell 3000™ Index when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes. The annual reconstitution of the Russell 3000 captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization.

Management Commentary

“Investment in the development and commercial launch of lomitapide for the treatment of HoFH continues to be our top priority,” said Aegerion Chief Executive Officer Marc D. Beer.

“This investment includes the growth of an experienced management team highly focused on our goal of top-quality NDA and MAA filing submissions, and successful commercial launch in 2012. With our 56-week filing data in hand and a productive and confirmatory pre-NDA meeting, we are well-positioned to achieve this goal. In addition, we continue to pursue expanded lomitapide indications for the pediatric HoFH and adult FC populations, and are accelerating clinical development plans for both.”

Conference Call Details

Aegerion will hold a conference call to discuss its financial results, business highlights and outlook today, Wednesday, July 27, 2011 at 8:30 a.m. ET. In addition, the Company will answer questions concerning business and financial developments and trends, and other matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial (866) 516-3002 (International callers dial (760) 298-5082.) In addition, the conference call will be available through a live audio webcast in the “Investors” section of the Aegerion website, www.aegerion.com. An accompanying slide presentation also can be accessed via the Aegerion website. The conference call will be archived and accessible on the same website shortly after the conclusion of the call.

About Aegerion Pharmaceuticals, Inc.

Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR) is an emerging biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat severe lipid disorders. The Company’s lead product, lomitapide, is in Phase III clinical development. Lomitapide is initially being developed to treat patients with a rare genetic lipid disorder called homozygous familial hypercholesterolemia, or HoFH. The Company also plans to initiate a clinical program for lomitapide to treat patients with a severe genetic form of hypertriglyceridemia called familial chylomicronemia.

Aegerion Q211 Earnings Page 3

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Private Securities Litigation Reform Act of 1995, including statements regarding the ongoing development of the Company’s product candidates and the expected timing of regulatory filings. The forward-looking statements in this release do not constitute guarantees of future performance. In addition, investors should note that the Company’s second quarter 2011 financial results, as discussed in this release, are preliminary and unaudited, and subject to further adjustment. These statements are neither promises nor guarantees, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our history of operating losses; our potential need for additional capital to fund operations and develop our product candidates; uncertainties associated with the clinical development and associated regulatory filings of our product candidates, including the risk that our regulatory filings may not be accepted by the applicable regulatory authorities or that such acceptance may be delayed, the risk that our product candidates may not be approved for any indication, or if approved, the risk that the finally approved definition of the targeted patient populations for our product candidates may be narrower than we expect; risks associated with undesirable side effects experienced by some patients in clinical trials for our product candidates; risks associated with our lack of sales and marketing experience; the highly competitive industry in which we operate; risks associated with our intellectual property rights and the extent to which such intellectual property rights protect our product candidates; the risk that third parties may allege that we infringe their intellectual property rights or that we have failed to comply with the provisions of our in-license agreements; risks associated with our reliance on third parties, in particular clinical research organizations and contract manufacturers; risks associated with our ability to recruit, hire and retain qualified personnel; risks associated with our reliance on certain key personnel; and risks associated with volatility in our stock price as a newly public company. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by the Company, see the disclosure contained in our public filings with the Securities and Exchange Commission, or SEC, including the Company’s final prospectus filed pursuant to Rule 424(b) dated June 23, 2010, under the heading “Risk Factors” and available on the SEC’s website at http://www.sec.gov.

CONTACT:

Aegerion Pharmaceuticals, Inc.	LaVoie Group, Inc.
Corporate	Investors & Media
Mark Fitzpatrick, CFO	Amanda Murphy
+1 (617) 500-6235	+ 1 (978) 745-4200 x107
amurphy@lavoiegroup.com

Aegerion Q211 Earnings Page 4

Aegerion Pharmaceuticals, Inc.

(A Development Stage Company)

Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Period from February 4, 2005 (inception) to June 30, 2011
	2011	2010	2011	2010
Operating Expenses:
Research and development	$5,137,907	$1,226,876	$8,434,610	$2,293,052	$58,301,874
General and administrative	3,205,179	697,954	6,695,931	1,669,980	31,240,966

Total operating expenses	8,343,086	1,924,830	15,130,541	3,963,032	89,542,840

Loss from operations	(8,343,086)	(1,924,830)	(15,130,541)	(3,963,032)	(89,542,840)
Interest expense	(331,803)	(581,305)	(444,330)	(1,182,765)	(7,342,162)
Interest income	70,171	20,978	137,696	38,655	2,854,131
Other income\(expense), net	—	319,385	—	319,385	(2,453,271)

Loss before income taxes	(8,604,718)	(2,165,772)	(15,437,175)	(4,787,757)	(96,484,142)
Benefit from income taxes	—	—	—	1,793,129	1,793,129

Net loss	(8,604,718)	(2,165,772)	(15,437,175)	(2,994,628)	(94,691,013)
Less: Accretion of preferred stock dividends and other deemed dividends	—	(871,567)	—	(1,733,557)	(23,663,413)

Net loss attributable to common stockholders	$(8,604,718)	$(3,037,339)	$(15,437,175)	$(4,728,185)	$(118,354,426)

Net loss attributable to common stockholders per common share—basic and diluted	$(0.49)	$(1.78)	$(0.87)	$(2.77)

Weighted-average shares outstanding—basic and diluted	17,729,216	1,708,129	17,685,622	1,704,756

Aegerion Q211 Earnings Page 5

Aegerion Pharmaceuticals, Inc.

(A Development Stage Company)

Condensed Balance Sheets

(Unaudited)

	June 30, 2011	December 31, 2010
Cash and cash equivalents	$87,540,286	$44,100,897
Prepaid expenses and other current assets	946,621	504,744
Restricted cash	104,892	—
Property and equipment, net	160,596	16,471
Long term investments	1,301,250	1,125,000
Other assets	898,523	—

Total assets	$90,952,168	$45,747,112

Accounts payable and accrued expenses	$4,453,496	$4,668,698
Current portion of long-term debt	625,000	—
Long-term debt	9,375,000	—
Other noncurrent liabilities	860,761	—

Total liabilities	15,314,257	4,668,698
Total stockholders' equity	75,637,911	41,078,414

Total liabilities and stockholders' equity	$90,952,168	$45,747,112